                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                                 APTIMUS, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    03833V108
                                    ---------
                                 (CUSIP Number)

                                 August 24, 2006
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 2 OF 9 PAGES
----------------------                                        ------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Stiassni Capital Partners, LP       EIN: 55-0900784
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
         California
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          327,100
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    327,100
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         327,100
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
         5.004%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 3 OF 9 PAGES
----------------------                                        ------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Stiassni Capital, LLC               EIN:  55-0900777
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
         California
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          327,100, all of which are held by Stiassni Capital Partners,
                    LP (the "Fund"). Stiassni Capital, LLC ("LLC") is the
                    general partner of the Fund.
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    327,100, all of which are held by the Fund.
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         327,100
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
         5.004%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
         IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 4 OF 9 PAGES
----------------------                                        ------------------



--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Nicholas C. Stiassni
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
         USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          327,100, all of which are held by the Fund. Nicholas C.
                    Stiassni is Managing Member of LLC, which is the general
                    partner of the Fund.
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    327,100, all of which are held by the Fund. Nicholas C.
                    Stiassni is Managing Member of LLC, which is the general
                    partner of the Fund.
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         327,100
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
         5.004%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 5 OF 9 PAGES
----------------------                                        ------------------


ITEM 1. ISSUER.

         (a) The name of the issuer is Aptimus, Inc. (the "Issuer").

         (b) The address of the Issuer's principal executive office is 100 Spear Street, Suite 1115, San Francisco, CA, 94105.

ITEM 2. REPORTING PERSON AND SECURITY.

         (a) Stiassni Capital Partners, LP (the "Fund") is a private investment limited partnership organized under California law. The general partner of the Fund is Stiassni Capital, LLC ("LLC"), a California limited liability company. Nicholas C. Stiassni is the Managing Member of LLC. The Fund, LLC and Nicholas
C. Stiassni are referred to herein as the "Reporting Persons."

         (b) The business address of the Fund, LLC and Nicholas C. Stiassni is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

         (c) The Fund is a California limited partnership. LLC, its general partner, is a California limited liability company.

         (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, no par value (the
"Common Stock").

         (e) The CUSIP number is 03833V108.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act
               (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     Not Applicable.

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 6 OF 9 PAGES
----------------------                                        ------------------

ITEM 4. OWNERSHIP.


         As of August 24, 2006:

         The Fund owned 327,100 shares of Common Stock of the Issuer.

         LLC owned no securities of the Issuer directly.

         Nicholas C. Stiassni owned no securities of the Issuer directly.

         The right to vote and the right to dispose of the shares beneficially owned by the Fund are shared among the Fund and both LLC and Nicholas C. Stiassni.

         Assuming that the Issuer had 6,536,460 shares of Common Stock outstanding as of August 24, 2006, which is the number represented by the Issuer as outstanding as of July 31, 2006, as reported on its Form 10-Q filed on August 9, 2006, the individual Reporting Persons had beneficial ownership of the following numbers of shares of Common Stock which represented the following percentages of the Common Stock outstanding:

                                    Shares Owned        Percentage
                                    ------------        ----------
      The Fund                        327,100               5.004%

      LLC                             327,100               5.004%

      Nicholas C. Stiassni            327,100               5.004%


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 7 OF 9 PAGES
----------------------                                        ------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 24, 2006                 STIASSNI CAPITAL PARTNERS, LP

                                      By: STIASSNI CAPITAL, LLC,
                                      its general partner

                                      By: /s/ Nicholas C. Stiassni
                                          --------------------------------------
                                          Nicholas C. Stiassni, Managing Member

Dated:  August 24, 2006                 STIASSNI CAPITAL, LLC

                                      By: /s/ Nicholas C. Stiassni
                                          --------------------------------------
                                          Nicholas C. Stiassni, Managing Member

Dated:  August 24, 2006
                                      /s/ Nicholas C. Stiassni
                                          --------------------------------------
                                          Nicholas C. Stiassni

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 8 OF 9 PAGES
----------------------                                        ------------------




                                  EXHIBIT INDEX

Exhibit A         Agreement of Joint Filing

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP NO. 03833V108                                           PAGE 9 OF 9 PAGES
----------------------                                        ------------------


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of Aptimus, Inc. beneficially owned by Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni and such other holdings as may be reported therein.

STIASSNI CAPITAL PARTNERS, LP

By: STIASSNI CAPITAL, LLC, its general partner

By: /s/ Nicholas C. Stiassni
    --------------------------------------------
    Nicholas C. Stiassni, Managing Member


STIASSNI CAPITAL, LLC

By: /s/ Nicholas C. Stiassni
    --------------------------------------------
    Nicholas C. Stiassni, Managing Member


/s/ Nicholas C. Stiassni
--------------------------------------------
    Nicholas C. Stiassni